Exhibit 10.28
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made this 19th day of September, 2014 (the "Effective Date"), is entered into among Mark Bullivant (“Executive”), Alphatec Spine, Inc., a California corporation (the “ASI”), and Alphatec Holdings, Inc., a Delaware corporation (“Parent”) (collectively, ASI and Parent shall be referred to as the "Company").

1. Commencement. This Agreement, which shall govern Executive’s employment by the Company, shall become effective on the Effective Date and the parties to this Agreement agree and acknowledge that Executive's employment pursuant to the terms of this Agreement shall begin on October 6, 2014 (the "Commencement Date").

2. At-Will Employment. The parties to this Agreement agree and acknowledge that the Executive's employment pursuant to this Agreement shall be considered at-will. Either party may terminate this Agreement at any time, with or without cause pursuant to the terms of this Agreement. Similarly, the Company may change Executive’s position, responsibilities or compensation with or without cause or notice.

3. Title; Capacity; Office. The Company shall employ Executive, and Executive agrees to work for the Company initially as its Senior Vice President, International. Executive shall perform the duties and responsibilities inherent in the position in which Executive serves and such other duties and responsibilities as the President and CEO (or his or her designee(s)) shall from time to time reasonably assign to Executive. Executive shall report to the President and CEO (or his or her designee(s)).

4. Compensation and Benefits. While employed by the Company, Executive shall be entitled to the following (it being agreed, for the avoidance of doubt, that, except as provided in Section 5.2, amounts payable on the happening of any specified event will not be payable if the Executive is not employed by the Company upon the happening of such event):

4.1 Salary. Commencing on the Commencement Date, the Company shall pay Executive a salary at an annualized rate of $250,000.00, less applicable payroll withholdings, payable in accordance with the Company’s customary payroll practices.

4.2 Performance Bonus. Executive will be eligible to receive a discretionary cash performance bonus each fiscal year in an amount equal to 50% of the annual base salary for such fiscal year (the "Target Bonus Amount"), which Target Bonus Amount shall be prorated for 2014. The payment of the Target Bonus Amount shall be subject to the Company's and Executive's achievement of goals to be established and presented to the Executive each fiscal year.

4.3 Fringe Benefits. Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its management employees.

4.4 Reimbursement of Expenses. Executive shall be entitled to prompt reimbursement for reasonable expenses incurred or paid by Executive in connection with, or related to the performance of, Executive's duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may reasonably request. Expenses that do not comply with applicable law will not be reimbursed under any circumstances.

4.5 Relocation Expenses. The Executive shall relocate to the Carlsbad, CA area. In connection with the Executive's relocation to the Carlsbad, CA area, the Company will provide the Executive with an allowance of up to $85,000 that will either be reimbursed by the Company or paid directly by the Company to cover miscellaneous costs related to such relocation including costs of shipping household goods, six one-way airfares between Stillwater, MN and San Diego, CA, closing costs related to the sale of a home in Stillwater, MN, closing costs related to the purchase of a home in the Carlsbad, CA area and temporary rental expenses for up to three months (the "Relocation Expenses"). Any amount in excess of $85,000 will be at the discretion of the President and CEO. Executive shall be entitled to a full "gross-up" for all taxes incurred in connection with the Relocation Expenses. If prior to the first anniversary of the Commencement Date, Executive's employment with the Company is terminated for "Cause" (as defined below) or by Executive's voluntary resignation, Executive agrees, within 30 days of the date of such termination of employment, to repay to the Company a portion of the Relocation Expenses determined by multiplying the total amount of the Relocation Expenses by a fraction, the denominator of which is 365 and the numerator of which is the number of days between the date of the termination of Executive's employment for either of the reasons set forth above and the Commencement Date.

4.6 Equity. The President and CEO will recommend to the Board of Directors of the Parent (the “Board”) that Executive receive a grant of options to purchase 45,000 shares of the Common Stock of the Parent (the “Options”). If granted, the Options shall have an exercise price equal to the closing price of Parent's common stock on the trading day that such Options are issued. The Options shall vest over a four-year period, with 25% of such options vesting on the anniversary of the grant date, and the remaining 75% vesting in 12 tranches each three months thereafter. The Options shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan, as amended (the “Plan”), and (ii) an Incentive Stock Option Agreement to be entered into by the Parent and the Executive. In the event of termination of Executive’s employment due to death, any unvested Options granted under this Agreement shall become fully vested and not subject to forfeiture or repurchase.

        4.7 Vacation. The Executive may take up to twenty (20) day of paid vacation during each year at such times as shall be consistent with the Company’s vacation policies and with vacations scheduled for other executives and employees of the Company.

5. Termination of Employment. The Executive’s employment can terminate at any time with or without cause or notice:

5.1 Termination by the Company for Cause. If the Company terminates Executive' employment for Cause, the Company shall have no obligation to Executive other than for payment of wages earned through the termination date. For purposes of this Agreement, "Cause" means anyone of the following: (i) Executive being convicted of a felony; (ii) a material breach of this Agreement; (iii) any gross or willful misconduct, dishonesty, fraud or negligence by Executive in the performance of Executive's duties; (iv) a failure to satisfactorily meet the duties and obligations of your employment, as determined in the reasonable discretion of the President and Chief Executive Officer or his or her designee(s); (v) egregious conduct by
Executive that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (vi) a material violation of the Company's Code of Conduct.

5.2 Termination by the Company Without Cause. In the event that Executive's employment is terminated without Cause, the Company shall continue for a period of nine months (the "Severance Period"), to pay to Executive the Executive's annual base salary then in effect. During the Severance Period, if the Executive elects to have COBRA coverage and is eligible for such coverage, the Company shall make a monthly payment to the Executive equal to the monthly cost of COBRA coverage under the Company's group health plan for the Executive and those family members that are entitled to such COBRA coverage, provided that the Executive certifies each month that no other insurance coverage exists. The payment obligations set forth in this Section 5.2 shall be contingent upon the Executive first executing a release of claims (which shall contain post-employment covenants similar to those set forth in Section 6), the form of which is satisfactory to. The Company, and the lapse of the applicable rescission period related thereto.

6. Additional Covenants of the Executive.

6.1 Noncompetition; Nonsolicitation; Nondisparagement.

(a) During Executive's employment with the Company, Executive shall not, directly or indirectly, render services of a business, professional or commercial nature to any other person or entity that competes with the Company's business, whether for compensation or otherwise, or engage in any business activities competitive with the Company's business, whether alone, as an Executive, as a partner, or as a shareholder (other than as the holder of not more than one percent of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time as a member of other companies' Board of Directors shall not be deemed a breach of this if those activities do not materially interfere with the services required under this Agreement.

(b) During Executive's employment with the Company, and for a period of one (1) year following the termination of the Executive's employment with the Company, the Executive shall not, without the prior written consent of the Company:

(i) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any employee, agent, consultant or contractor of the Company or any of its affiliates (the "Company Group") to leave the service of the Company Group for any reason; or

(ii) either individually or on behalf of or through any third party, directly or indirectly, interfere with, or attempt to interfere with, the business relationship between the Company Group and any vendor, supplier, surgeon or hospital with which the Executive has interacted during the course ofExecntive's employment with the Company.

(c) During Executive's employment with the Company and at all times thereafter, Executive shall not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company or any of its divisions, affiliates, subsidiaries or other related entities, or their respective directors, officers, employees, agents, successors and assigns (collectively, "Company-Related Parties"), including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of any Company-Related Party, and that Executive will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of any Company-Related Party.

6.2 If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.3 The restrictions contained in this Section 6 are necessary for the protection of the confidential, nonpublic information relating to the Company and its operations, strategies, development plans, financial information and other proprietary corporate information, and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of this Section 6 will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.

7. Other Agreements. Executive represents that Executive's performance of all the terms of this Agreement as an Executive of the Company does not and will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive's employment with the Company or (ii) agreement to refrain from competing, directly or indirectly, with the business of any previous employer or any other party.

8. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon (i) a personal delivery, or (ii) deposit in the United States Post Office, by registered or certified mail, postage prepaid.

9. Entire Agreement. This Agreement and the agreements related to the Options constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

10. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive. The Company may assign this Agreement following the delivery of written notice to the Executive.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on anyone occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California.

12.4 Consent to Arbitration. In the event of a dispute involving this Agreement, the Executive consents and agrees that all disputes shall be resolved in accordance with the terms and conditions of the Mutual Agreement to Arbitrate Claims between the Company and the Executive.

12.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Mark Bullivant
Mark Bullivant

ALPHATEC SPINE, INC.

By: /s/ Jim Corbett
Name: Jim Corbett
Title: President and Chief Executive Officer

ALPHATEC HOLDINGS, INC.

By: /s/ Jim Corbett
Name: Jim Corbett
Title: President and Chief Executive Officer